Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

(UNAUDITED)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2003	2002	2003	2002
	(A)	(A), (B)		(A), (B)
Revenues:
Corporate Services:
Facilities management	$155,071	$174,154	$50,155	$58,057
Corporate advisory services	83,264	74,458	30,948	27,889
Project management services	46,442	43,262	16,111	14,266
	284,777	291,874	97,214	100,212
Institutional Services:
Property management	109,558	112,258	36,120	35,808
Brokerage	61,707	69,441	20,609	23,297
Construction management	7,292	6,844	2,508	2,091
	178,557	188,543	59,237	61,196

Development and construction	27,765	36,609	10,234	10,258
	491,099	517,026	166,685	171,666

Gain on disposition of real estate	5,199	10,678	358	5,611
Other	1,064	853	229	212
	497,362	528,557	167,272	177,489
Costs and expenses:
Salaries, wages and benefits	331,975	349,031	110,020	111,872
Commissions	63,975	60,559	23,826	22,320
General and administrative	85,023	94,937	26,525	31,245
Depreciation and amortization	13,387	13,636	3,934	4,414
Interest	5,769	7,823	1,558	2,538
	500,129	525,986	165,863	172,389
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,767)	2,571	1,409	5,100

Income tax (expense) benefit	1,207	(1,198)	(624)	(2,309)
Minority interest, net of income taxes (C)	1,919	887	598	(308)
Income from investments in unconsolidated subsidiaries, net of income taxes (C)	4,916	4,585	567	386
Income from continuing operations	5,275	6,845	1,950	2,869

Income (loss) from discontinued operations, net of income taxes (C)	724	826	(167)	862
Net income	$5,999	$7,671	$1,783	$3,731

Diluted earnings per share:
Income from continuing operations	$0.14	$0.19	$0.05	$0.08
Income from discontinued operations	0.02	0.02	—	0.02
Net income	$0.16	$0.21	$0.05	$0.10

Weighted average common shares outstanding	36,668,488	36,841,749	36,681,330	36,812,311

Net income	$5,999	$7,671	$1,783	$3,731
Depreciation and amortization (D)	13,391	13,636	3,934	4,414
Interest (E)	5,994	7,853	1,769	2,568
Income tax expense	4,642	6,286	1,352	3,194
EBITDA (F)	$30,026	$35,446	$8,838	$13,907

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the six months ended June 30, 2003, and for the three and nine months ended September 30, 2002, have been reclassified to conform to the presentation for the three months ended September 30, 2003. These reclassifications did not have any impact on net income or EBITDA.

(B) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on net income. The reclassifications did reduce EBITDA for the three and nine months ended September 30, 2002 by $704 and $2,190, respectively.

(C) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(D)  Includes depreciation and amortization related to discontinued operations of $0 and $4 for the three and nine months ended September 30, 2003, respectively.  There was no depreciation and amortization related to discontinued operations for the three and nine months ended September 30, 2002.

(E)  Includes interest related to discontinued operations of $211 and $225 for the three and nine months ended September 30, 2003, respectively, and $30 and $30 for the three and nine months ended September 30, 2002, respectively.

(F) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.